For Information Contact:

Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick Worldwide
(212) 445-8368


       Casual Male Retail Group, Inc. Announces Partial Redemption of its 5% Convertible Senior Subordinated Notes and $75 Million Stock
                             Repurchase Program


CANTON, MA, December 18, 2006 -- Casual Male Retail Group, Inc. (NASDAQ/GM: "CMRG"), retail brand operator of Casual Male XL and Rochester Big & Tall, announced today that it will redeem $40 million principal amount of the Company's 5% Convertible Senior Subordinated Notes due January 1, 2024, of which $94.8 million are currently outstanding. The redemption date will be January 8, 2007.

Because the shares of Common Stock of CMRG are currently trading well above the conversion price of the notes ($10.65 per share), the Company expects that note-holders will choose to convert their notes into Common Stock, as a result of the redemption. It is currently the Company's intention to redeem the balance of the notes shortly after the redemption date, subject to certain conditions.

All note-holders who wish to convert their notes into shares of Casual Male's Common Stock must give proper notice to the trustee on or before January 5, 2007. Each $1,000 in principal amount of convertible notes may be converted into 93.90 shares of Common Stock. The Company will issue cash in lieu of any fractional shares. By way of example only, if the redemption had taken place on December 15, 2006, and based on the Closing price of $13.96 a share of Common Stock on December 14, 2006, a holder of $1,000 in principal amount of the notes would have received 93 shares of Common Stock, having a market value of $1,298, and $12.52 in cash for the fractional share.

The Company also announced today that the Company's Board of Directors has authorized the Company to repurchase up to $75 million of its Common Stock during 2007 through open market and privately negotiated transactions pursuant to Rule 10b-18 of the Securities and Exchange Commission. The stock repurchase program will expire on December 31, 2007 and may be terminated earlier at any time without prior notice. The Company may also from time to time adopt one or more so-called 10b5-1 Plans to effect stock repurchases under this program. This stock repurchase program will replace the Company's previously announced $30 million stock repurchase program, under which approximately $13.1 million was repurchased during 2006.

"The stock repurchase program is a good investment of available funds. It reflects our continued confidence in the Company's long term strategic growth initiatives and its market share potential," said David Levin, President and Chief Executive Officer.

Dennis Hernreich, Chief Operating Officer and Chief Financial Officer of Casual Male, added, "The redemption/conversion of our notes and the stock repurchase program, when combined with our accelerating cash flow, provides significant financial flexibility with the potential for a debt free balance sheet. We anticipate that these transactions will have a neutral impact on earnings per share for the 2006 fiscal year and in 2007 they are expected to have an accretive effect on earnings per share of approximately 10%, depending upon the timing and ultimate amount of stock repurchased pursuant to the stock buyback."

Casual Male Retail Group, Inc., the largest retailer of big and tall men's apparel with retail operations throughout the United States, Canada and London, England, operates 485 Casual Male XL stores, the Casual Male e-commerce site, Casual Male catalog business, 12 Casual Male at Sears-Canada stores, 25 Rochester Big & Tall stores and a direct-to-consumer business. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.
                                    ###